 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 27, 2014 with respect to the audited financial statements of American Realty Capital Healthcare Trust III, Inc. (a Maryland Corporation in the Development Stage) and subsidiary as of May 21, 2014 and for the period from April 24, 2014 (date of inception) to May 21, 2014 contained in the Registration Statement and Prospectus. We consent to the inclusion of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

July 15, 2014